Exhibit (3)(i)

CERTIFICATE OF CHANGE

OF
TAYCO DEVELOPMENTS, INC.

Under 805-A(b) of the Business Corporation Law

        The undersigned, Sandra S. O'Loughlin, a member of the firm of Hiscock & Barclay, LLP, as agent for service of process (the "Agent") for Tayco Developments, Inc., hereby certifies that:

        1. The name of the corporation is Tayco Developments, Inc. (the "Corporation").

        2. The Certificate of Incorporation for the Corporation was filed by the New York Department of State on July 22, 1955.

        3. The provision to be effected by this Certificate of Change is, as follows:

        Paragraph FIFTH shall be deleted in its entirety and the following shall be substituted in its place and stead:

The Secretary of State of the State of New York is hereby designated as the agent of the Corporation upon whom any process in any action or proceeding against it may be served. The post office address to which the Secretary of State shall mail a copy of process in any action or proceedings against the Corporation which may be served upon him as agent is:

  48:
Hiscock & Barclay, LLP 1100 M&T Center Three Fountain Plaza Buffalo, New York 14203-1486

        4.(a) A notice of the above change was mailed to the Corporation by the Agent not less than 30 days prior to the date of delivery of this Certificate of Change to the Department of State of the State of New York; and

            (b) The undersigned Agent is the agent of the Corporation to whose address the Secretary of State is required to mail copies of process.

        IN WITNESS WHEREOF, this Certificate of Change has been subscribed this 1st day of December, 2002, by the undersigned who affirms that the statements made herein are true penalties of perjury.

s/Sandra S. O'Loughlin
Sandra S. O'Loughlin, as Agent

CERTIFICATE OF CHANGE
OF
TAYCO DEVELOPMENTS, INC.

Under 805-A(b) of the Business Corporation Law

Filed by:

Hiscock & Barclay, LLP
1100 M&T Center
Three Fountain Plaza
Buffalo, New York 14203